Exhibit 99.1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

VAALCO ENERGY, INC. ANNOUNCES SECOND QUARTER 2026 RESULTS

HOUSTON – August 6, 2026 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) (“Vaalco” or the “Company”) today reported operational and financial results for the second quarter 2026. Additionally, the Company provided operational and financial guidance for the third quarter and full year of 2026.
Second Quarter 2026 Highlights and Recent Key Items:

~~•~~Sold 17,812 net revenue interest (“NRI”)(1) barrels of oil equivalent per day (“BOEPD”), above the midpoint of guidance, and up 47% from Q1 2026;
◦Forecasting Q3 2026 sales volumes to increase slightly to a range between 17,200 and 18,900 NRI barrels of oil per day (“BOPD”);
•Restarted production in June 2026 at the Baobab field in offshore Côte d’Ivoire, as planned, following a major refurbishment of the Floating Production Storage and Offloading vessel (“FPSO”);
•Produced 21,796 working interest (“WI”)(2) BOEPD or 16,688 NRI(1) BOEPD an increase of about 10% compared to Q1 2026;
◦Including a full quarter of production from Côte d’Ivoire, Q3 2026 production is expected to be between 19,600 and 21,600 NRI BOPD, a 23% increase compared to Q2 2026 (at the midpoint of guidance);
•Reported net income of $42.4 million ($0.39 per diluted share), driven by significantly increased sales, lower exploration expense and a non-cash gain on derivative instruments, compared with Q1 2026;
•Generated Adjusted EBITDAX(3) of $54.8 million, an increase of almost five times from $11.6 million in Q1 2026;
◦Q2 2026 included two liftings in Gabon and increased sales in Egypt;
◦Q3 2026 is expected to have two liftings in Gabon, continued increased Egyptian sales and the first 2026 lifting in Côte d’Ivoire;
•Affirmed the elevated full year 2026 NRI production and sales volumes that were raised in May by 8% and 12%, respectively at the midpoint, while maintaining 2026 capital budget guidance unchanged even with additional drilling in Egypt included;
•Invested $103.6 million in capital expenditures, which included the successful start to the Gabon Phase Three Drilling Program, completion of Côte d’Ivoire FPSO Dry Dock refurbishment and key drilling materials and services for the upcoming 2026 drilling campaign in Côte d’Ivoire;
•Reduced trade receivables in Egypt even further from $31.6 million at December 31, 2025 to $12.9 million at June 30, 2026; and
•Declared quarterly cash dividend of $0.0625 per share of common stock to be paid on September 22, 2026.

(1)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(2)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.
(3)Adjusted EBITDAX, Adjusted Net Income (Loss), Free Cash Flow and Net Debt are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

George Maxwell, Vaalco’s Chief Executive Officer, commented, “The first half of 2026 has seen material changes to Vaalco across our growing and diversified portfolio. We increased our future growth potential in Côte d’Ivoire by being confirmed as operator with a 60% WI in the Kossipo field and divested all of our Canadian assets adding material cash to the balance sheet. We have drilled and brought online multiple wells in our Gabon drilling campaign. The FPSO at the Baobab field in offshore Côte d’Ivoire was brought back online from a yearlong refurbishment and the field was successfully restarted with production commencing in June 2026. We also resumed our successful drilling program in Egypt in May 2026. In Q2 2026, we had strong sales volumes and increased realized pricing while we continued to positively progress our asset campaigns in Côte d’Ivoire, Gabon and Egypt. This drove improved earnings of $42.4 million or $0.39 per diluted share and $54.8 million in Adjusted EBITDAX. The strong first half results and our expectation of continued operational execution have given us the confidence to affirm our increased full year production and sales guidance for 2026. We have delivered positive results in 2026, meeting or exceeding expectations, driven by our successful drilling programs and capital investments.”

Mr. Maxwell concluded, “As we look at the second half of 2026, we are projecting significant increases in production and strong sales, which coupled with continued attractive pricing should generate solid operational cash flow and Adjusted EBITDAX generation. We are completing the Gabon drilling campaign, expanding the successful Egyptian drilling campaign and starting the Phase Five Drilling Program at Baobab that should provide material production uplift in 2027. We remain confident in our strategic vision with continued operational success coupled with our recently increased full year 2026 production and sales guidance without increasing 2026 capital guidance. Vaalco is well positioned to deliver material organic production growth.”
Operational Update

Gabon

Vaalco successfully drilled and completed the Ebouri-5H development well, as part of its ongoing Phase Three Drilling Program, with production commencing in June 2026. Following the completion of operations at the Ebouri platform, the drilling rig was mobilized to the SEENT platform where the Company spudded the ETBNM-3 gas-supply well. This well was directionally drilled adjacent to a discovery well and targeted gas and condensate resources in the Dentale D15 reservoir. The well was successfully brought online and the natural gas produced from this successful well is now being utilized for operational purposes in the field to significantly reduce the costs of higher priced diesel that is currently transported to the field by vessel. Vaalco also continued the drilling campaign in offshore Gabon by moving the rig on July 27th to a new slot on the SEENT platform to drill the ETSEM-3PH pilot hole and development well. This development well is planned with a completion length of 300 meters within the Gamba sands. Through the remainder of the Phase Three Drilling Program, the objective is to continue growing production volumes and adding proved reserves through the successful execution of Vaalco’s development program.

In addition, the BWE Consortium completed its 3D seismic campaign across the Niosi and Guduma blocks in January 2026. The seismic data processing and interpretation are currently ongoing.

Egypt

The 2026 Egypt drilling program commenced in May 2026 with the drilling of the HE-9 development well, which was completed and brought on production in early June 2026. Vaalco subsequently initiated drilling two additional development wells in June 2026, both of which were successfully completed in July. The Company is continuing with its drilling program in Egypt in the third quarter of 2026. The Company also successfully executed a series of workovers, well interventions, well reactivations, water shut-off treatments, and production optimization activities that are contributing to the organic growth of its production and reserves in Egypt.

Côte d’Ivoire

Following completion of its planned dry dock refurbishment in February 2026, the Baobab FPSO returned to Côte d’Ivoire and was successfully reconnected to field infrastructure in early April 2026. Production resumed from all producing wells in June 2026. While production has restarted, Vaalco’s first crude oil lifting is scheduled for August 2026. A drilling rig has been mobilized and the drilling program is expected to start in September 2026. This development campaign is expected to provide meaningful production growth and further unlock the value of the main Baobab field in Block CI-40.

The Company is also the operator of exploration license CI-705 with a 70% WI. Currently in the first exploration period subsurface interpretation and prospect maturation continues with the Company and its partners scheduled to make the decision whether to enter into the second phase of the exploration period by year-end 2026.

In February 2026, the Company became the operator with a 60% WI in the Kossipo field on the CI-40 Block with a field development plan being actively progressed toward completion in the first half of 2027.

Equatorial Guinea

Vaalco owns a 60% working interest in an undeveloped portion of Block P offshore Equatorial Guinea where it is the designated operator. The Company has an existing plan of development of the Venus field discovery on Block P, which focuses on key areas of drilling evaluations, facilities design, market inquiries and metocean review. The Company has completed the initial Front End Engineering and Design study that confirmed the viability of the development concept and is currently evaluating alternative technical solutions which may deliver enhanced economic value. Work is progressing towards Final Investment Decision expected in Q4 2026.

Canada

On February 5, 2026, Vaalco announced an agreement for the sale of all of its producing properties in Canada to a third party for approximately $25.5 million with a closing date of February 19, 2026. The Canadian properties were producing approximately 1,850 BOEPD at the time of the sale. Vaalco’s first quarter 2026 results included January and prorated February Canadian production and financial results.

Financial Update – Second Quarter of 2026
Vaalco reported net income of $42.4 million ($0.39 per diluted share) for Q2 2026 which was up compared with a net loss of $93.8 million ($0.90 per diluted share) in Q1 2026 and net income of $8.4 million ($0.08 per diluted share) in Q2 2025. The increase in earnings compared with Q1 2026 and Q2 2025 was driven primarily by hedging gains, higher realized pricing and lower exploration expenses, partially offset by increases in production expense, depletion and general and administrative expenses.
Adjusted EBITDAX totaled $54.8 million in Q2 2026, a nearly five-fold increase when compared with $11.6 million in Q1 2026 and up 10% from $49.9 million generated in Q2 2025. The increase was primarily the result of higher realized commodity prices, which increased sales revenue, partially offset by increases in production expense and general and administrative expenses.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended June 30, 2026					Three Months Ended March 31, 2026
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada(a)	Côte d'Ivoire	Total
Oil Sales	$103,343	$86,356	$—	$—	$189,699	$24,368	$66,410	$1,744	$—	$92,522
NGL Sales	—	—	—	—	—	—	—	750	—	750
Gas Sales	—	—	—	—	—	—	—	368	—	368
Gross Sales	103,343	86,356	—	—	189,699	24,368	66,410	2,862	—	93,640

Selling Costs & Carried Interest	4,241	(240)	—	—	4,001	—	(184)	(143)	—	(327)
Royalties & Taxes	(15,786)	(42,748)	—	—	(58,534)	(2,967)	(27,310)	(437)	—	(30,714)

Net Revenue	$91,798	$43,368	$—	$—	$135,166	$21,401	$38,916	$2,282	$—	$62,599

Oil Sales MMB (working interest)	1,090	1,027	—	—	2,117	371	1,014	31	—	1,416
Average Oil Price Received	$94.79	$83.89	$—	$—	$89.50	$65.70	$65.33	$56.99	$—	$65.33
Change					37%
Average Brent Price					$102.63					$80.72
Change					27%

Gas Sales MMCF (working interest)	—	—	—	—	—	—	—	226	—	226
Average Gas Price Received	—	—	—	—	—	—	—	$1.63	—	$1.63
Change
Average Aeco Price ($USD)	—	—	—	—	—	—	—	$1.46	—	$1.46
Change

NGL Sales MMB (working interest)	—	—	—	—	—	—	—	31	—	31
Average Liquids Price Received	—	—	—	—	—	—	—	$24.07	—	$24.07
Change
(a) Reflects net revenues and sales volumes from January 1, 2026 through the closing date of the Canada Assets Divestment date on February 19, 2026.

Revenue and Sales	Q2 2026	Q2 2025	% Change Q2 2026 vs. Q2 2025	Q1 2026	% Change Q2 2026 vs. Q1 2026
Production (NRI BOEPD)	16,688	16,956	(2)%	15,110	10%
Sales (NRI BOE)	1,621,000	1,765,000	(8)%	1,094,000	48%
Realized commodity price ($/BOE)	$80.77	$54.87	47%	$57.21	41%
Commodity (Per BOE including realized commodity derivatives)	$65.34	$54.92	19%	$43.84	49%
Total commodity sales ($MM)	$135.2	$96.9	39%	$62.6	116%
In Q2 2026, Vaalco had a net revenue increase of $72.6 million or 116% compared to Q1 2026 driven by an increase in the total NRI sales volumes of 1,621 MBOE which was 48% higher than the Q1 2026 volumes of 1,094 MBOE. This was primarily attributed to the timing of Gabon liftings partially offset by the sale of the Canadian assets in Q1 2026. Q2 2026 sales volumes were lower compared to 1,765 MBOE for Q2 2025 primarily due to the sale of the Canadian assets. Average realized price received of $80.77 per BOE in Q2 2026 was higher compared to $57.21 per BOE in Q1 2026 and higher than Q2 2025 of $54.87. Q2 2026 NRI sales were above the midpoint of Vaalco’s guidance.

Costs and Expenses	Q2 2026	Q2 2025	% Change Q2 2026 vs. Q2 2025	Q1 2026	% Change Q2 2026 vs. Q1 2026
Production expense, excluding offshore workovers and stock comp ($MM)	$45.5	$40.3	13%	$28.3	61%
Production expense, excluding offshore workovers ($/BOE)	$28.06	$22.87	23%	$25.89	8%
Exploration expense ($MM)	$0.1	$2.5	(97)%	$22.4	(100)%
Depreciation, depletion and amortization ($MM)	$34.3	$28.3	21%	$18.2	88%
Depreciation, depletion and amortization ($/BOE)	$21.14	$16.02	32%	$16.65	27%
General and administrative expense, excluding stock-based compensation ($MM)	$9.6	$7.1	35%	$6.9	39%
General and administrative expense, excluding stock-based compensation ($/BOE)	$5.90	$4.04	46%	$6.33	(7)%
Stock-based compensation expense ($MM)	$1.6	$1.4	18%	$1.4	18%
Current income tax expense (benefit) ($MM)	$15.8	$12.8	23%	$14.9	6%
Deferred income tax expense (benefit) ($MM)	$1.0	$(5.8)	(118)%	$(10.6)	(110)%

Total production expense (excluding offshore workovers and stock compensation) increased in Q2 2026 compared with Q1 2026 and Q2 2025 primarily driven by higher sales, offset by lower production expenses resulting from the Canadian divestment and the change in oil inventory adjustments in Cote d’Ivoire. Production expenses associated with unsold crude oil inventory are capitalized and included in inventory, which are then subsequently expensed when oil inventory is sold.

General and administrative (“G&A”) expense, excluding stock-based compensation, increased in Q2 2026 primarily driven by non-recurring increases in legal and professional service fees.

Exploration expense in Q1 2026 was primarily attributable to the cost of additional seismic data related to the Niosi and Guduma licenses and the costs of an exploration well at West Etame offshore Gabon that was determined to be unsuccessful. Exploration expense for Q2 2025 was attributable to the purchase of seismic data for Block 705 in Côte d’Ivoire.

Other income (expense), net, includes gains or losses on derivatives, interest expense and foreign currency losses. In Q2 2026, Vaalco reported a net gain on derivative instruments of $18.7 million, which included an unrealized gain of $43.7 million related to the change in fair value of commodity derivative contracts primarily driven by a decrease in the futures curve for forecasted commodity prices and a realized loss of $25.0 million on matured commodity derivative contracts.
Vaalco reported an income tax expense for Q2 2026 of $16.8 million, which includes a $1.0 million favorable oil price adjustment as a result of the change in value of the government of Gabon's allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, income taxes were $17.8 million for the period. Income tax expense for Q2 2025 was $7.0 million, which included a $3.1 million favorable oil price adjustment as a result of the change in value of the government of Gabon's allocation of Profit Oil between the time it was produced and the time it was taken in-kind. After excluding this impact, current income taxes were $10.1 million for the period.

Taxes paid by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Equatorial Guinea	Côte d’Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three Months Ended June 30, 2026	$2,628	$8,866	$—	$—	$—	$11,494

Financial Update – First Six Months of 2026

Net sales for the first six months of 2026 decreased to 2,715 MBOE compared to 3,481 MBOE reported in the first six months of 2025. The decrease was driven primarily by the sale of the Canadian assets, Cote d’Ivoire FPSO refurbishment and the timing of Gabon liftings.

The average realized crude oil price for the first six months was $71.28 per barrel, representing an increase of 20% from the $59.50 realized in the first six months of 2025. The increase primarily reflects higher benchmark crude oil prices during the current year.

The Company reported a net loss for the six months ended June 30, 2026 of $51.3 million compared to a net income of $16.1 million for the same period in 2025. The decrease in the results of operations was primarily driven by losses on commodity derivative instruments, lower revenues due to reduced sales volumes, and higher exploration and G&A expenses, partially offset by lower production expenses.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Six Months Ended June 30, 2026					Six Months Ended June 30, 2025
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	127,712	152,766	1,744	—	$282,222	127,828	112,844	9,076	18,396	$268,144
NGL Sales	—	—	750	—	750	—	—	3,106	—	3,106
Gas Sales	—	—	368	—	368	—	—	1,208	—	1,208
Gross Sales	127,712	152,766	2,862	—	283,340	127,828	112,844	13,390	18,396	272,458

Selling Costs & carried interest	4,241	(424)	(143)	—	3,674	65	(328)	(473)	—	(736)
Royalties & taxes	(18,754)	(70,058)	(437)	—	(89,249)	(17,139)	(45,339)	(2,022)	—	(64,500)

Net Revenue	113,199	82,284	2,282	—	197,765	110,754	67,177	10,895	18,396	207,222

Oil Sales MMB (working interest)	1,461	2,040	31	—	3,532	1,791	1,915	143	238	4,087
Average Oil Price Received	$87.41	$74.66	$56.99	$—	$79.74	$71.37	$58.76	$63.68	$77.36	$65.62
Change					22%
Average Brent Price					$91.50					$72.03
Change					27%

Gas Sales MMCF (working interest)	—	—	226	—	226	—	—	861	—	861
Average Gas Price Received	—	—	$1.63	—	$1.63	—	—	$1.40	—	$1.40
Change					16%
Average Aeco Price ($USD)	—	—	$1.50	—	$1.50	—	—	$1.39	—	$1.39
Change					8%

NGL Sales MMB (working interest)	—	—	31	—	31	—	—	128	—	128
Average Liquids Price Received	—	—	$24.07	—	$24.07	—	—	$24.17	—	$24.17
Change					—%

Capital Investments/Balance Sheet

For the second quarter of 2026, net capital expenditures totaled $103.6 million on a cash basis and $98.9 million on an accrual basis, below the low end of second quarter guidance of $110 million to $130 million. These expenditures were primarily related to the new wells drilled as part of the Phase Three Drilling Campaign in offshore Gabon and the drilling campaign in Egypt, as well as expenditures associated with the refurbishment and reconnection activities of the FPSO in Côte d’Ivoire.
At June 30, 2026, Vaalco had long-term debt of $177.0 million and approximately $123.0 million of liquidity remaining on its reserves based lending facility (the “2025 RBL Facility”). The Company arranged the 2025 RBL Facility primarily to provide short-term funding that may be needed from time-to-time to supplement its internally generated cash flow and cash balance as it executes its planned investment programs across its diversified asset base over the next few years. The aggregate commitments will reduce semi-annually starting with a $15.8 million reduction on March 31, 2027, and a $35.5 million reduction for each of the subsequent semi-annual periods starting on September 30, 2027.

In April 28, 2026, certain existing lenders further increased their commitments to $300.0 million, which is equal to the maximum aggregate commitments permitted under the facility. The increases in commitments were undertaken with the existing accordion feature included in the 2025 RBL Facility.

Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the second quarter of 2026 on June 26, 2026. The Company also recently announced its next quarterly cash dividend of $0.0625 per share of common stock for the third quarter of 2026 ($0.25 annualized), to be paid on September 22, 2026 to stockholders of record at the close of business on August 21, 2026. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors.
Hedging
The Company continued to hedge a portion of its expected future production to protect cash flow generation to assist in funding its capital and shareholder return programs.
The following includes hedges remaining in place as of the end of the second quarter of 2026:

Settlement Period	Index	Total volumes (Bbls)	Weighted average floor price ($/Bbl)	Weighted average ceiling price ($/Bbl)
Crude oil:
Collars	Dated Brent
2026
July 2026 to September 2026		777,000	$63.85	$68.73
October 2026 to December 2026		692,000	$64.96	$68.33
2027
January 2027 to March 2027		673,000	$64.68	$72.63
April 2027 to June 2027		564,000	$70.99	$84.35
July 2027 to September 2027		185,000	$65.00	$93.50

The table below presents commodity swaps entered into subsequent to June 30, 2026 .

Settlement Period	Index	Total volumes (Bbls)	Weighted average floor price ($/Bbl)	Weighted average ceiling price ($/Bbl)	Weighted average deferred premium ($/Bbl)
Crude oil:
2027
Collars	Dated Brent
January 2027 to March 2027		60,000	$65.00	$102.70	$—
April 2027 to June 2027		180,000	$65.00	$97.82	$—
July 2027 to September 2027		220,000	$70.00	$85.32	$—

Puts
July 2027 to September 2027		60,000	$65.00	$—	$5.20

2026 Guidance:
The Company has provided third quarter 2026 guidance and its full year 2026 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2026	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	22300 - 24850	9000 - 10000	10850 - 12000	250 - 300	2200 - 2550
Production (BOEPD)	NRI	17500 - 19400	7800 - 8700	7300 - 7900	200 - 250	2200 - 2550
Sales Volume (BOEPD)	WI	21800 - 25500	8300 - 10500	10850 - 12000	250 - 300	2400 - 2700
Sales Volume (BOEPD)	NRI	17100 - 20050	7200 - 9200	7300 - 7900	200 - 250	2400 - 2700
Production Expense (millions)	WI & NRI	$159.50 - $187.00
Production Expense per BOE	WI	$19.00 - $23.00
Production Expense per BOE	NRI	$24.00 - $29.00
Exploration Expense (millions)	WI & NRI	$28 - $31 MM
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$32.0 - $36.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$290 - $360 MM
DD&A ($/BOE)	NRI	$18.00 - $21.00

		Q3 2026	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	24400 - 26900	9500 - 10500	10900 - 12000	—	4000 - 4400
Production (BOEPD)	NRI	19600 - 21600	8300 - 9100	7300 - 8100	—	4000 - 4400
Sales Volume (BOEPD)	WI	21900 - 23900	7800 - 8400	10900 - 12000	—	3200 - 3500
Sales Volume (BOEPD)	NRI	17200 - 18900	6700 - 7300	7300 - 8100	—	3200 - 3500
Production Expense (millions)	WI & NRI	$39.5 - $48.0 MM
Production Expense per BOE	WI	$19.00 - $23.00
Production Expense per BOE	NRI	$25.00 - $29.00
Exploration Expense (millions)	WI & NRI	$3 - $4 MM
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$7.0 - $9.0 MM
CAPEX Excluding Acquisitions (millions)	WI & NRI	$75 - $115 MM
DD&A ($/BOE)	NRI	$18.00 - $21.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its second quarter 2026 financial and operating results, Friday, August 7, 2026, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time and 2:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing +44 20 3769 4533 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco Energy Second Quarter 2026 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website following the call.
A “Q2 2026 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on August 7, 2026 that includes additional financial and operational information.
About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea and Nigeria.

Vaalco’s Legal Entity Identifier (LEI) is 549300CFHFVIWB8M6T24
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Burson Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Barry Archer	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws (collectively, “forward-looking statements”). Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding future exploration and the development, growth and potential of Vaalco’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iii) expectations regarding future acquisitions, investments or divestitures; (iv) expectations of future dividends; (v) expectations of future balance sheet strength; and (vi) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of Vaalco; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; and the risks described under the caption “Risk Factors” in Vaalco’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the SEC.
Dividends beyond the third quarter of 2026 have not yet been approved or declared by the Board of Directors for Vaalco. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on Vaalco’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on Vaalco common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.

Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of Vaalco is Matthew Powers, Corporate Secretary of Vaalco.

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	As of June 30, 2026	As of December 31, 2025
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$30,394	$58,900
Receivables:
Trade	21,465	39,924
Accounts with joint venture owners, net of allowance for credit losses of $3.1 million and $2.7 million, respectively	7,302	5,420
Other, net of allowance for credit losses of $0.4 million and $— million, respectively	1,603	2,277
Other current assets	28,128	26,280
Current assets held for sale	—	179
Total current assets	88,892	132,980
Crude oil, natural gas and NGLs properties and equipment, net	709,653	586,095
Other noncurrent assets:
Restricted cash	1,659	1,659
Value added tax and other receivables	8,056	7,149
Right of use lease assets	84,483	85,211
Deferred tax assets	60,966	54,825
Other long-term assets	14,861	13,630
Noncurrent assets held for sale	—	31,826
Total assets	$968,570	$913,375
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	203,910	191,817
Current liabilities held for sale	—	183
Asset retirement obligations	81,635	78,406
Operating lease liabilities - net of current portion	14,631	11,183
Finance lease liabilities - net of current portion	50,825	57,256
Deferred tax liabilities	60,234	63,630
Long-term debt	177,000	60,000
Noncurrent liabilities held for sale	—	7,403
Total liabilities	588,235	469,878
Total shareholders’ equity	380,335	443,497
Total liabilities and shareholders’ equity	$968,570	$913,375

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	June 30, 2025	March 31, 2026	June 30, 2026	June 30, 2025
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$135,166	$96,893	$62,599	$197,765	$207,222
Operating costs and expenses:
Production expense	45,470	40,393	28,379	73,849	85,198
Exploration expense	65	2,520	22,394	22,459	2,520
Depreciation, depletion and amortization	34,272	28,273	18,212	52,484	58,578
Loss on sale of assets	—	—	1,202	1,202	—
General and administrative expense	11,194	8,496	8,276	19,470	17,548
Credit losses and other	573	29	271	844	2
Total operating costs and expenses	91,574	79,711	78,734	170,308	163,846
Operating income (loss)	43,592	17,182	(16,135)	27,457	43,376
Other income (expense):
Derivative instruments gain (loss), net	18,720	400	(70,581)	(51,861)	326
Interest expense, net	(2,750)	(2,572)	(1,699)	(4,449)	(3,866)
Other income (expense), net	(325)	353	(1,034)	(1,359)	(659)
Total other income (expense), net	15,645	(1,819)	(73,314)	(57,669)	(4,199)
Income (loss) before income taxes	59,237	15,363	(89,449)	(30,212)	39,177
Income tax expense	16,792	6,983	4,315	21,107	23,066
Net income (loss)	$42,445	$8,380	$(93,764)	$(51,319)	$16,111
Other comprehensive income:
Currency translation adjustments	—	4,759	112	112	4,876
Comprehensive income (loss)	$42,445	$13,139	$(93,652)	$(51,207)	$20,987

Basic net income (loss) per share:
Net income (loss) per share	$0.39	$0.08	$(0.90)	$(0.49)	$0.15
Basic weighted average shares outstanding	104,518	103,936	104,258	104,389	103,848
Diluted net income (loss) per share:
Net income (loss) per share	$0.39	$0.08	$(0.90)	$(0.49)	$0.15
Diluted weighted average shares outstanding	104,643	103,958	104,258	104,389	103,872

VAALCO ENERGY, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2026	2025
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(51,319)	$16,111
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	52,484	58,578
Loss on Canada Assets Divestment	1,202	—
Exploration expense	13,378	—
Amortization of deferred financing costs	851	461
Deferred taxes	(9,537)	(7,399)
Unrealized foreign exchange loss	432	305
Stock-based compensation expense	3,021	2,976
Derivative instruments (gain) loss, net	51,861	(326)
Cash settlements received (paid) on matured derivative contracts, net	(32,587)	214
Credit losses and other	844	2
Equipment and other expensed in operations	3,560	2,448
Change in operating assets and liabilities	285	(22,321)
Net cash provided by operating activities	34,475	51,049
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures, including exploration expense	(181,636)	(104,426)
Proceeds from the Canada Assets Divestment	25,474	—
Acquisition of crude oil and natural gas properties	—	(3,034)
Net cash used in investing activities	(156,162)	(107,460)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	117,000	60,000
Dividend distribution	(13,435)	(13,127)
Treasury shares	(1,985)	(709)
Deferred financing costs	(2,180)	(6,910)
Payments of finance lease	(6,211)	(6,332)
Net cash provided by financing activities	93,189	32,922
Effects of exchange rate changes on cash	(32)	96
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(28,530)	(23,393)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	66,963	97,726
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$38,433	$74,333

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	June 30, 2025	March 31, 2026	June 30, 2026	June 30, 2025
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	1,621	1,765	1,094	2,715	3,481
Average daily sales volumes (BOE)	17,812	19,393	12,157	15,000	19,234

WI PRODUCTION DATA
Etame Crude oil (MBbl)	851	779	676	1,528	1,546
Gabon Average daily production volumes (BOEPD)	9,353	8,563	7,516	8,440	8,543

Egypt Crude oil (MBbl)	1,027	995	1,014	2,040	1,915
Egypt Average daily production volumes (BOEPD)	11,282	10,929	11,264	11,273	10,579

Canada Crude Oil (MBbl)	—	62	31	31	143
Canada Natural Gas (MMcf)	—	448	226	226	861
Canada Natural Gas Liquid (MBOE)	—	60	31	31	128
Canada Crude oil, natural gas and natural gas liquids (MBOE)	—	197	99	99	414
Canada Average daily production volumes (BOEPD)	—	2,162	1,105	549	2,290

Côte d'Ivoire Crude oil (MBbl)	106	—	—	106	111
Côte d'Ivoire Average daily production volumes (BOEPD)	1,161	—	—	584	614

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,984	1,971	1,790	3,773	3,987
Average daily production volumes (BOEPD)	21,796	21,654	19,884	20,846	22,026

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	741	678	588	1,329	1,345
Gabon Average daily production volumes (BOEPD)	8,138	7,450	6,539	7,342	7,432

Egypt Crude oil (MBbl)	672	693	688	1,361	1,334
Egypt Average daily production volumes (BOEPD)	7,389	7,612	7,644	7,516	7,373

Canada Crude Oil (MBbl)	—	54	26	26	120
Canada Natural Gas (MMcf)	—	393	190	190	731
Canada Natural Gas Liquid (MBOE)	—	53	26	26	108
Canada Crude oil, natural gas and natural gas liquids (MBOE)	—	172	83	83	351
Canada Average daily production volumes (BOEPD)	—	1,894	927	461	1,939

Côte d'Ivoire Crude oil (MBbl)	106	—	—	106	111
Côte d'Ivoire Average daily production volumes (BOEPD)	1,161	—	—	584	614

Total Crude oil, natural gas and natural gas liquids production (MBOE)	1,519	1,543	1,360	2,879	3,142
Average daily production volumes (BOEPD)	16,688	16,956	15,110	15,903	17,358

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$89.50	$57.83	$62.87	78.53	62.33
Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$80.77	$54.87	$57.21	71.28	59.50
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives) - NRI basis	$65.34	$54.92	$43.84	56.67	59.57

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$28.06	$22.89	$25.94	27.20	24.47
Production expense, excluding offshore workovers and stock compensation*	$28.05	$22.85	$25.89	27.18	24.43
Depreciation, depletion and amortization	$21.14	$16.02	$16.65	19.33	16.83
General and administrative expense**	$6.91	$4.81	$7.56	7.17	5.04
Property and equipment expenditures, cash basis (in thousands)	$103,562	$45,899	$78,074	181,636	104,426
*Offshore workover costs and stock compensation associated with production expense excluded for Q2 2026, Q2 2025, and Q1 2026 are immaterial.
**General and administrative expenses include $1.01, $0.78 and $1.23 per barrel of oil related to stock-based compensation expense for Q2 2026, Q2 2025, and Q1 2026, respectively.

NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income (Loss) to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as to facilitate comparisons to others in the Company’s industry. Adjusted Net Income (Loss) is a non-GAAP financial measure and as used herein represents net income, plus deferred income tax expense (benefit), unrealized derivative instrument loss (gain), bargain purchase gain on the Baobab Acquisition, FPSO demobilization, transaction costs related to the Baobab acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by Vaalco’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry. Management believes the measure is useful to investors because it is as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, plus interest expense (income) net, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, FPSO demobilization, non-cash and other items including stock compensation expense, bargain purchase gain on the Baobab Acquisition, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized derivative instrument loss (gain).
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.
Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Net debt, or outstanding debt obligations less cash and cash equivalents, is a non-GAAP financial measure. Management uses net debt as a measure of the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand.
Adjusted EBITDAX and Adjusted Net Income (Loss) have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income (Loss), Free Cash Flow and Net Debt should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX, Adjusted Net Income (Loss) and Net Debt exclude some, but not all, items that affect net income (loss), operating income (loss) and debt, as applicable, and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income (Loss), Free Cash Flow and Net Debt may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income (Loss), Adjusted EBITDAX and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	June 30, 2026	June 30, 2025	March 31, 2026	June 30, 2026	June 30, 2025
Net income (loss)	$42,445	$8,380	$(93,764)	$(51,319)	$16,111
Adjustment for discrete items:
Unrealized derivative instruments loss (gain)	(43,738)	(309)	55,948	12,210	(111)
Loss on sale of assets	—	—	1,202	1,202	—
Deferred income tax expense (benefit)	1,022	(5,788)	(10,559)	(9,537)	(7,398)
Transaction costs related to acquisition	—	34	—	—	56
Adjusted Net Income (Loss)	$(271)	$2,317	$(47,173)	$(47,444)	$8,658

Diluted Adjusted Net Income (Loss) per Share	$—	$0.02	$(0.45)	$(0.45)	$0.08
Diluted weighted average shares outstanding (1)	104,643	103,958	104,258	104,389	103,872
(1)No adjustments to weighted average shares outstanding

	Three Months Ended			Six Months Ended
Reconciliation of Net Income (Loss) to Adjusted EBITDAX	June 30, 2026	June 30, 2025	March 31, 2026	June 30, 2026	June 30, 2025
Net income (loss)	$42,445	$8,380	$(93,764)	$(51,319)	$16,111
Add back:
Interest expense, net	2,750	2,572	1,699	4,449	3,866
Income tax expense	16,792	6,983	4,315	21,107	23,066
Depreciation, depletion and amortization	34,272	28,273	18,212	52,484	58,578
Loss on sale of assets	—	—	1,202	1,202	—
Exploration expense	65	2,520	22,394	22,459	2,520
Non-cash or unusual items:
Stock-based compensation	1,649	1,411	1,355	3,004	2,763
Unrealized derivative instruments loss (gain)	(43,738)	(309)	55,948	12,210	(111)
Transaction costs related to acquisition	—	34	—	—	56
Credit losses and other	573	29	271	844	2
Adjusted EBITDAX	$54,808	$49,893	$11,631	66,440	106,851

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Six Months Ended June 30, 2026
Reconciliation of Free Cash Flow	(in thousands)
Net cash provided by Operating activities	$34,475
Net cash used in Investing activities	(156,162)
Net cash provided by Financing activities	93,189
Effects of exchange rate changes on cash	(32)
Total net cash change	(28,530)

Add back shareholder cash out:
Dividends paid	13,435
Total cash returned to shareholders	13,435

Free Cash Flow	$(15,095)

Reconciliation of Debt to Net Debt	June 30, 2026	December 31, 2025
Long-term debt	$177,000	$60,000
Less: Cash and cash equivalents	(30,394)	(58,900)
Net debt	$146,606	$1,100